Exhibit 5

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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

April 28, 2016

ARM Holdings plc
110 Fulbourn Road
Cambridge
CB1 9NJ

Dear Sirs

ARM Holdings plc - Registration Statement on Form S-8

We are acting as advisers as to English law to ARM Holdings plc, a public company limited by shares incorporated under the laws of England and Wales (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed on 28 April 2016 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), with respect to up to 10,000,000 ordinary shares of 0.05 pence each of the Company which may be acquired from time to time pursuant to the ARM Holdings plc Employee Equity Plan, up to 10,000,000 Ordinary Shares which may be acquired from time to time pursuant to the ARM Holdings plc Employee Stock Purchase Plan and up to 10,000,000 Ordinary Shares which may be acquired from time to time pursuant to the ARM Holdings plc Sharematch Plan, each such plan approved by the shareholders of the Company in general meeting on April 28, 2016 (such shares together, the Ordinary Shares).

Documents Reviewed

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 to this opinion. Terms defined in the schedules to this opinion have the same meaning where used in this opinion (including, for the avoidance of doubt, the schedules to this opinion).

Nature of Opinion and Observations

This opinion is confined to matters of English law (including case law) as at the date of this opinion. Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts. In particular, we express no opinion on European Union law as it applies to any jurisdiction other than England and Wales.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

ARM Holdings plc	2	April 28, 2016

By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions in Schedule 2 to this opinion, the qualifications in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.	the Company has been duly incorporated in Great Britain and registered in England and Wales as a public company limited by shares under the Companies Act 2006, as amended; and

2.	following (a) compliance by the Company with its obligations under the rules of each of the Plans; and (b) the due issue and allotment by the Company of such of the Ordinary Shares as will be issued as new shares pursuant to and in accordance with the rules of each of the Plans and against payment in full of the agreed consideration therefor (being not less than the par value thereof), and subject to the Company's articles of association not being materially altered prior to the issue and allotment of such Ordinary Shares, those new Ordinary Shares will be validly issued, fully paid and no further contribution in respect of such Ordinary Shares will be required to be made to the Company by the holders of such shares by virtue solely of them being such holders.

Governing Law

This opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law.

This opinion is addressed to you for your own benefit for the purposes of the Registration Statement to be filed under the Act. It may not be disclosed or furnished to, or used or relied upon by, any other person or used or relied upon by you for any other purpose without, in any such case, our prior written consent. We hereby give such consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Act.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

SCHEDULE 1

For the purposes of this opinion, we have examined the following documents:

1.	a copy of the Registration Statement to be filed under the Act;

2.	a copy of the rules of each of the ARM Holdings plc Employee Equity Plan, the ARM Holdings plc Employee Stock Purchase Plan and the ARM Holdings plc Sharematch Plan (together, the Plans); and

3.	a certificate from the secretary of the Company dated April 28, 2016 and the documents annexed thereto (the Secretary’s Certificate).

SCHEDULE 2

ASSUMPTIONS

In considering the documents listed in Schedule 1 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

1.	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

2.	Copies: the conformity to authentic and complete originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

3.	Drafts: that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

4.	Secretary's Certificate: that each of the statements contained in the Secretary’s Certificate is true and correct as at the date hereof;

5.	Directors' Duties:

(a)	that the directors of the Company, in authorising the allotment and issue of any Ordinary Shares, have exercised and will exercise their powers in good faith and in accordance with their duties under all applicable laws and the articles of association of the Company in force at the relevant time; and

(b)	that all such further meetings of the board of directors of the Company or any duly authorised and constituted committee of the board of directors of the Company which may be required in order validly to allot (whether provisionally or otherwise) and issue any Ordinary Shares will be duly convened and held and the requisite resolutions to give effect to such allotment and issue will be duly and validly passed;

6.	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of any of the documents listed in Schedule 1 or which have not been disclosed to us that may affect the opinions expressed in this opinion;

7.	Company Search: that the information revealed by the entries shown on the Companies House database with respect to the Company (obtained by us from the Companies House Direct Service on April 27, 2016) (the Company Search) (a) was accurate in all respects and has not since the time of such search been altered, and (b) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

8.	Winding-up Enquiry: that the information revealed by the results of a telephone enquiry with the Companies Court in London of the Central Index of Winding Up Petitions on April 27, 2016 with respect to the Company (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

9.	Foreign Law: that insofar as any obligation under any of the Plans is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction; and

10.	Company Records: that the name of the relevant allottee and the Ordinary Shares allotted are duly entered in the register of members of the Company and all other formalities associated therewith are completed and complied with.

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	Company Search: the Company Search is not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a company; or (ii) an administration order has been made; or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately.

2.	Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted.

3.	Insolvency: this opinion is subject to all applicable laws relating to bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors.